UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2013 (December 24, 2013)

MBIA INC.
(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
914-273-4545

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     OTHER EVENTS.

MBIA Inc. (the “Company”) announced today that on December 24, 2013 its wholly-owned subsidiary, MBIA Insurance Corporation (“MBIA Corp.”), sold its claims and certain related rights (the “Claims”) against the bankruptcy estates of Residential Funding Company, LLC (“RFC”), GMAC Mortgage LLC (“GMAC”) and Residential Capital LLC and certain related entities (collectively, “ResCap”) for an amount that modestly exceeds the recoveries recorded in respect of the Claims on MBIA Corp.’s  balance sheet as of September 30, 2013.   As previously disclosed, MBIA Corp. had asserted contract claims (referred to as “put-back” claims) against RFC, GMAC and ResCap related to mortgage loans whose inclusion in insured securitizations failed to comply with representations and warranties.  ResCap and its wholly-owned subsidiary companies, RFC and GMAC, each filed for bankruptcy protection in May 2012, and their reorganization plan was approved in bankruptcy court on December 11, 2013.

MBIA Corp. used approximately $72 million of the proceeds of the sale of the Claims to repay all outstanding borrowings plus accrued interest and related expenses under its $500 million credit agreement with Blue Ridge Investments, L.L.C.  (the “Blue Ridge Secured Loan”).  In addition, the Blue Ridge Secured Loan was terminated as a result of the sale of the Claims since the aggregate proceeds of the sale exceeded Blue Ridge’s commitment amount, which was reduced to zero under the terms of the Blue Ridge Secured Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

		By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Chief Legal Officer

Date:	December 26, 2013